Exhibit 99



FOR IMMEDIATE RELEASE                            Contact:
                                                               Richard F. Latour
                                                               President and CEO
                                                              Tel:  781-994-4800

             MicroFinancial Incorporated Announces Legal Settlements

         Woburn, MA - May 29, 2003 - MicroFinancial Incorporated (NYSE- MFI), a leader in Microticket leasing and finance, announced today the settlement of several pending investigations concerning its wholly owned subsidiary, Leasecomm Corporation ("Leasecomm"). This settlement also concludes an action pending against Leasecomm in Ventura County, California.

         The settlement is by consent judgments which resolve all matters alleged by the government agencies in their court filings without any admission of liability or of wrongful conduct by Leasecomm or MicroFinancial. The government complaints allege a number of violations of law, which MicroFinancial and Leasecomm deny.

         Under the terms of the settlement, Leasecomm has agreed to the following:

         (1) Not to collect upon certain court judgments where the financing included virtual terminals or the predominant purpose of the financing was for business opportunities. MicroFinancial estimates that court judgments aggregating approximately $23 to $24 million will be affected. This will not have a material impact because the Company has either written off these judgments or fully reserved against their collection.

         (2) Not to finance any product in conjunction with a business opportunity solicitation, and not to finance the virtual terminal product for four (4) years.

         (3) Include in its lease forms, and in its lease processing and collection activities, certain provisions and practices, including filing collection actions in the customer's home forum. (Existing actions pending in Massachusetts may be transferred or dismissed and then re-filed in the lessee's home forum.)

         Neither MicroFinancial nor Leasecomm are required to pay any fines or penalties; however, the Company has agreed to pay $1 million in twelve equal monthly installments, as recovery in the investigations.

         In addition Leasecomm has agreed to take steps to monitor its vendors, and to file periodic reports concerning its vendors for two years.

         MicroFinancial's President and CEO, Richard Latour, stated: "We are pleased to have resolved this costly and time consuming matter which has been ongoing for well over a year. Many of the issues raised were not due to Leasecomm's activities, but were attributable to the acts and statements of independent vendors and dealers. For the record, while we never sold equipment directly, we felt it was in our best interest to settle because it was the only cost-effective solution that enables the Company to move forward and focus on business."


About MicroFinancial

         MicroFinancial, Inc. (NYSE:MFI"), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.



Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views," and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes, which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the description of the Company's business, see the risks factors described in the documents the Company files from time to time with the Securities and Exchange Commission.